Exhibit 10.6

$2,100,000,000 INCREMENTAL TERM LOANS

INCREMENTAL ASSUMPTION AGREEMENT AND AMENDMENT

Dated as of October 1, 2015

among

BERRY PLASTICS GROUP, INC.,

BERRY PLASTICS CORPORATION

and

CERTAIN SUBSIDIARIES OF BERRY PLASTICS CORPORATION

as Loan Parties,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Administrative Agent

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Incremental Term Lender

Exhibit 10.6

INCREMENTAL ASSUMPTION AGREEMENT AND AMENDMENT

THIS INCREMENTAL ASSUMPTION AGREEMENT AND AMENDMENT TO THE CREDIT AGREEMENT (as defined below) (this "Agreement"), dated as of October 1, 2015, is among BERRY PLASTICS CORPORATION, a Delaware corporation (the "Borrower"), BERRY PLASTICS GROUP, INC., a Delaware corporation ("Holdings"), each Subsidiary of the Borrower listed on the signature pages hereto (together with Holdings and Borrower, the "Loan Parties"), Credit Suisse AG, Cayman Islands Branch, as an Incremental Term Lender (as defined in the Credit Agreement referred to below) (in such capacity, the "Incremental Term Lender"), and Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as administrative agent (in such capacity, the "Administrative Agent") for the Lenders under the Credit Agreement.

PRELIMINARY STATEMENTS:

(1)           The Loan Parties, the Administrative Agent and the other agents and lenders party thereto are parties to the Second Amended and Restated Term Loan Credit Agreement dated as of April 3, 2007 (as modified by that certain Incremental Assumption Agreement, dated as of February 8, 2013 (the "Initial Incremental Assumption Agreement"), and that certain Incremental Assumption Agreement, dated as of January 6, 2014 (together with the Initial Incremental Assumption Agreement, the "Prior Incremental  Assumption Agreements"), the "Credit Agreement"). Capitalized terms not otherwise defined in this Agreement have the same meanings as specified in the Credit Agreement.

(2)           The Borrower has requested that the Incremental Term Lender provide an Incremental Term Loan Commitment (and Incremental Term Loans consisting of Other Term Loans) in the amount of $2,100,000,000.00 (such commitments, together, the "Term F Loan Commitments" and such Incremental Term Loans, the "Term F Loans"), and the Incremental Term Lender is willing to provide such Incremental Term Loan Commitment and Incremental Term Loans, subject in each case to the terms and conditions set forth herein.

(3)           The Loan Parties, the Incremental Term Lender and the Administrative Agent are entering into this Agreement in order to evidence the Term F Loan Commitments and Term F Loans in accordance with Section 2.21 of the Credit Agreement.

(4)           Pursuant to Section 9.08 of the Credit Agreement, Holdings, the Borrower and the Required Lenders may, and hereby express their desire to, amend the Credit Agreement for certain purposes as set forth below.

SECTION 1. New Commitments and New Loans

(a)           Pursuant to Section 2.21 of the Credit Agreement, and subject to the satisfaction of the conditions set forth in Section 4 hereof:

(b)           The Incremental Term Lender agrees to make a single loan to the Borrower on the Effective Date in a principal amount not to exceed the amount set forth with respect to the Incremental Term Lender on Schedule 1 hereto (with respect to the Incremental Term Lender, its "Term F Loan Commitment").

(c)           The Administrative Agent hereby approves of the Incremental Term Lender as an Incremental Term Lender under the Credit Agreement and approves of the terms of the Term F Loans as set forth in Section 2 hereof

Exhibit 10.6

SECTION 2. Terms of the Term F Loans

Pursuant to Section 2.21 of the Credit Agreement (as amended by this Agreement), the Term F Loans shall be Other Term Loans, the terms of which shall be as follows:

(a)           The aggregate amount of the Term F Loans and Term F Loan Commitments shall be $2,100,000,000.00.

(b)           The Incremental Term Facility Maturity Date with respect to the Term F Loans shall be the date that is seven years following the Effective Date.

(c)           The amortization schedule relating to the Term F Loans shall be as set forth on Annex A attached hereto.

(d)           The Applicable Margin with respect to the Term F Loans shall be 3.00% per annum in the case of any Eurocurrency Loan that is a Term F Loan and shall be 2.00% for any ABR Loan that is a Term F Loan.

(e)           Solely for the purposes of calculation of interest payable in respect of Term F Loans, the term "ABR" shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as announced from time to time by Credit Suisse as its "prime rate" at its principal office in New York, New York and notified to the Borrower and (c) the daily ICE LIBOR (provided that, for the avoidance of doubt, the ICE LIBOR for any day shall be based on the rate determined on such day at approximately 11:00 a.m., London time) for a one month interest period plus 1%. Any change in the ABR due to a change in the Credit Suisse "prime rate", the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

(f)           Solely for the purposes of calculation of interest payable in respect of Term F Loans, the term "LIBO Rate" shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the greater of (a) 1.00% per annum and (b) the rate per annum equal to the ICE Benchmark Administration ("ICE LIBOR"), as published by Bloomberg (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that if such rate is not available at such time for any reason, then the "LIBO Rate" for such Interest Period shall be the Interpolated Rate.

(g)           Solely for the purposes of calculation of interest payable in respect of Term F Loans, the term "Interpolated Rate" shall mean, in relation to the Eurocurrency Loan for any Loan, the rate which results from interpolating on a linear basis between: (a) the ICE Benchmark Administration's Interest Settlement Rates for deposits in Dollars for the longest period (for which that rate is available) which is less than the Interest Period and (b) the ICE Benchmark Administration's Interest Settlement Rates for deposits in Dollars for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

Exhibit 10.6

(h)           Notwithstanding anything herein or in the Credit Agreement to the contrary, in the event that, on or prior to the six-month anniversary of the Effective Date, there occurs any Repricing Event or in connection with a Repricing Event constituting an amendment or conversion of Term F Loans, any Incremental Term Lender (as defined in the Credit Agreement) is required to assign its Term F Loans pursuant to Section 2.19(c) of the Credit Agreement, the Borrower shall on the date of such Repricing Event pay to the Administrative Agent, for the account of each Incremental Term Lender (as defined in the Credit Agreement) with such Term F Loans that are subject to such Repricing Event or are required to be so assigned, a fee equal to 1.00% of the principal amount of the Term F Loans subject to such Repricing Event or required to be so assigned; provided that any prepayment of any Term F Loans made in connection with a Change in Control shall not require the payment of the 1.00% premium otherwise provided for in this paragraph.

For purposes of this Section 2(g), "Repricing Event" shall mean any prepayment or repayment of Term F Loans with the proceeds of, or any conversion or amendment of Term F Loans into, any new or replacement tranche of term loans bearing interest with an "effective yield" (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmarks floors and original interest discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans and without taking into account any fluctuations in the Adjusted L1BO Rate or comparable rate) less than the "effective yield" applicable to the Term F Loans (as such comparative yields are determined consistent with generally accepted financial practices) (it being understood that (x) in each case, the yield shall exclude any structuring, commitment and arranger fees or other fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans and shall include any rate floors and any upfront or similar fees paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans or original issue discount payable with respect to such new or replacement tranche of term loans and (y) any such repayment, prepayment or conversion shall only constitute a Repricing Event to the extent the primary purpose of such repayment, prepayment, conversion or amendment, as reasonably determined by the Borrower in good faith, is to reduce the "effective yield" on the Term F Loans).

(i)           The provisions set forth in Section 2(h) of the Initial Incremental Assumption Agreement shall also apply to the Term F Loans with the same effect as such terms apply to the Term D and E Loans, it being understood and agreed that, on and after the Effective Date, such provisions shall apply to, and be effective as to, all Term Loans under the Credit Agreement, as modified by this Agreement.

(j)           All other terms not described herein and relating to the Term F Loans shall be the same as the terms of the Term E Loans.

(k)           For purposes of this Agreement, the following terms have the meanings ascribed here:

(i)           "Avintiv Material Adverse Effect" means any change, event or occur-
rence that has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, results of operations or financial condition of Avintiv and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute an Avintiv Material Adverse Effect, nor shall any change, event or occurrence relating to any of the following be taken into account in determining whether an Avintiv Material Adverse Effect has occurred or would result: (i) general economic or fmancial market conditions in any of

Exhibit 10.6

the geographical areas in which any of Avintiv and its Subsidiaries operate; (ii) conditions generally affecting the industry in which Avintiv and its Subsidiaries operate; (iii) changes in the capital markets, including changes in interest rates, (iv) changes in Law or in GAAP; (v) the commencement or material worsening of a war or armed hostilities or other national or international calamity involving the United States whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic, weather condition, explosion or fire or other force majeure event or act of God; (vii) any actions taken, or failures to take action, or such other changes, events or occurrences, in each case, to which the Borrower has consented; (viii) any failure, in and of itself, by Avintiv to meet projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Avintiv Merger Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, an Avintiv Material Adverse Effect); and (ix) the negotiation, execution, delivery, announcement, pendency or performance of the Avintiv Merger Agreement or the transactions contemplated thereby, or any public disclosure relating to any of the foregoing, or the impact of any of the foregoing on relationships, contractual or otherwise, with customers, lenders, employees, unions or other Persons with business relationships with Avintiv or its Subsidiaries, or any action or inaction by a Governmental Entity or any Action or dispute brought or threatened arising out of or relating to the matters in this clause (ix); provided, however, that this clause (ix) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties made in Section 4.4 of the Avintiv Merger Agreement; except, in the case of the foregoing clauses (i)-(vi), to the extent such change or event has a materially disproportionate impact on Avintiv and its Subsidiaries, taken as a whole, compared to other Persons in the industries in which Avintiv and its Subsidiaries conduct their business. Capitalized terms used in this definition, but not defined in this paragraph or elsewhere in this Agreement, have the meaning given to such capitalized terms in the Avintiv Merger Agreement.

(ii)           "Specified Merger Agreement Representations" the representations and warranties made by or with respect to Avintiv and its subsidiaries in the Avintiv Merger Agreement as are material to the interests of the Lenders (but only to the extent that the Borrower, Merger Sub or their respective affiliates have the right (taking into account any applicable cure provisions) not to consummate the Avintiv Merger, or to terminate their obligations (or otherwise do not have an obligation to close), under the Avintiv Merger Agreement as a result of a failure of such representations in the Avintiv Merger Agreement to be true and correct).

(iii)           "Specified Representations" means the representations and warranties of the Borrower and the Guarantors in Sections 3.01(a) and (d), 3.02 other than clause (b)(i)(B) thereof (with respect to only the Loan Documents delivered or in effect on the Effective Date and the collateral-related deliveries and actions made or taken on the Effective Date), 3.03 (with respect to only the Loan Documents delivered or in effect on the Effective Date and the collateral-related deliveries and actions made or taken on the Effective Date), 3.10, 3.11, 3.17, 3.19(a), 3.22 (with respect to only a Specified Event of Default) and 3.25.

Exhibit 10.6

(iv)           "Term F Lead Arrangers" means Credit Suisse Securities (USA) LLC and Goldman Sachs Bank USA (through itself or one of its affiliates).

SECTION 3. Additional Amendments; Consent.

Effective on the Effective Date and subject to the satisfaction of the terms and conditions set forth herein:

(a)           the following definitions shall be inserted in Section 1.01 of the Credit Agreement in alphabetical order:

"Avintiv" means AVINTIV Inc., a Delaware corporation

"Avintiv Merger" means the merger of Merger Sub with and into Avintiv in accordance with the Avintiv Merger Agreement.

"Avintiv Merger Agreement " means that agreement and plan of merger (together with the schedules and exhibits thereto"), dated as of July 30, 2015, by and among Parent, Berry Plastics Acquisition Corporation a, a wholly-owned subsidiary of the Borrower ("Merger Sub"), Avintiv and the securityholder representative identified therein.

"Avintiv Transactions" means (i) the Avintiv Merger, (ii) the execution of this Agreement and the borrowing of Term F Loans hereunder and (iii) the issuance and sale by the Borrower of up to $600 million aggregate principal amount of second lien secured notes.

"Limited Condition Acquisition" means any acquisition, including by way of merger, amalgamation or consolidation, by one or more of the Borrower or its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated as a Limited Condition Acquisition by the Borrower in writing to the Administrative Agent and Lenders.

"Specified Event of Default" means an Event of Default under Section 7.01(b), (c), (h) or (i).

(b)           Clause (i) of the defmition of "Permitted Business Acquisition" in Section 1.01 of the Credit Agreement shall be amended by adding the following to the end thereof: "(or, in connection with a Limited Condition Acquisition, no Specified Event of Default shall have occurred and be continuing or would result therefrom)".

(c)           Section 2.21(c)(i) of the Credit Agreement shall be deleted and replaced in its entirety with the following:

"(i) on the date of such effectiveness, (x) the representations and warranties set forth in Article III shall be true and correct in all material respects as of such date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), immediately after giving effect to such Borrowing and no Event of Default or Default shall have occurred and be continuing or would result therefrom or (y) if the proceeds of such Incremental Term Loans are being used to fund a Limited Condition Acquisition, and the Lenders providing such Incremental Term Loans so agree, the availability thereof shall be subject to customary "SunGard" conditionality, it being

Exhibit 10.6

understood that in any event, no Specified Event of Default shall have occurred and be continuing or result from such Borrowing and the use of proceeds thereof, and in each case the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower,"

(d)           Article III of the Credit Agreement shall be amended by adding the following as new Section 3.25:

"Section 3.25. Sanctioned Persons; Anti-Money Laundering; Etc.

(a)           The operations of the Borrower, the Loan Parties and their respective subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

(b)           None of the Borrower, the Loan Parties or any of their respective subsidiaries or to the knowledge of the Borrower or the Loan Parties, any director, officer, agent, employee or affiliate of the Borrower or any of its subsidiaries (i) is 50% or more owned by or is acting on behalf of, an individual or individuals or entity or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, the United Kingdom (including sanctions administered or enforced by Her Majesty's Treasury) or other relevant sanctions authority (collectively, "Sanctions" and such persons, "Sanctioned Persons" and each such person, a "Sanctioned Person"), (ii) is organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, "Sanctioned Countries" and each, a "Sanctioned Country") or (iii) will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity making any Loans, whether as Lender, advisor, investor or otherwise). Neither the Borrower, the Loan Parties nor any of their respective subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years in violation of law, nor does the Borrower, the Loan Parties nor any of their respective subsidiaries have any plans to increase its dealings or transactions with or for the benefit of Sanctioned Persons, or with or in Sanctioned Countries in violation of law.

(c)           None of the Borrower, the Loan Parties or any of their respective subsidiaries nor, to the knowledge of the Borrower or the Loan Parties, any director, officer, agent, employee or Affiliate of the Borrower, the Loan Parties or any of their respective subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the "FCPA"), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the

Exhibit 10.6

giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Borrower, the Loan Parties and their respective subsidiaries and, to the knowledge of the Borrower and the Loan Parties, their controlled Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(d)           Holdings, the Borrower and the Subsidiaries are in compliance, in all material re-

spects, with the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)) (the "PATRIOT Act").

(e)          Section 5.10(b)(ii) of the Credit Agreement shall be deleted and replaced in its entirety with the following "(ii) if such asset is comprised of Real Property with a value of over $10 0 million at the time of acquisition, deliver to Collateral Agent an updated Schedule 1.01(c) reflecting the addition of such asset, and".

(f)          Section 5.10(c) of the Credit Agreement shall be amended by deleting "$5 0 million" and replacing it with "$10.0 million".

(g)          Section 5.10(d) of the Credit Agreement shall be amended by adding after "within 20 Business Days" the following: "(or 90 Business Days, if such Subsidiary Loan Party is acquired in connection with the Avintiv Merger and is owned directly or indirectly by a Foreign Subsidiary)".

(h)          Section 6.01(r) of the Credit Agreement shall be amended by (I) in clause (i)(A), adding the following to the end thereof: " (or, if the proceeds of such Indebtedness are being used to fund a Limited Condition Acquisition, at the time of the incurrence of such Indebtedness and after giving effect thereto, no Specified Event of Default shall have occurred and be continuing or would result therefrom)" and (II) in clause (i)C), deleting "3.75 to 1.00" and replacing it with "4.00 to 1.00".

(i)          Section 6.02(u) of the Credit Agreement shall be amended by (I) in clause (i) of the proviso, deleting "3.75 to 1.00" and replacing it with "4.00 to 1.00" and (II), in clause (ii) of the proviso, adding the following to the end thereof: " (or, if the proceeds of such Indebtedness are being used to fund a Limited Condition Acquisition, at the time of the incurrence of such Indebtedness and after giving effect thereto, no Specified Event of Default shall have occurred and be continuing or would result therefrom)".

(j)          Each Lender party hereto hereby consents to the release of Liens granted prior to the Effective Date in favor of the Collateral Agent and/or the other Secured Parties encumbering any Real Property comprising Mortgaged Property, from time to time upon the Borrower's written request for such release, which Mortgaged Property does not individually have a fair market value in excess of $10 0 million as of the Effective Date (each such Mortgaged Property being marked by asterisk on Schedule 3(i) hereto).

SECTION 4.    Conditions to Effectiveness.

The Incremental Term Lender agrees to make its Term F Loans to the Borrower in an aggregate principal amount not to exceed its Term F Loan Commitment on and as of the date (the "Effective Date") on which the following conditions shall have been satisfied:

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto including at least the Required Lenders prior to giving effect to this Amendment either (i)

Exhibit 10.6

a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Bryan Cave LLP, special counsel for the Loan Parties, (ii) Jason Greene, in-house counsel for the Loan Parties, (iii) VanCott, Bagley, Cornwall & McCarthy, P.C., Utah counsel for certain of the Loan Parties, (iv) Richards, Layton & Finger, P.A., Delaware counsel for certain of the Loan Parties, (v) Faegre Baker Daniels, LLP, Minnesota counsel for certain of the Loan Parties, (vi) Gess Gess & Wallace, New Jersey counsel for certain of the Loan Parties, (vii) Foley & Lardner LLP, Wisconsin counsel for certain of the Loan Parties, and (viii) Venable LLP, Maryland counsel for certain of the Loan Parties, in each case, each (A) dated the Effective Date, (B) addressed to the Administrative Agent, the Collateral Agent and the Lenders and (C) customary in form and substance for transactions of the type contemplated hereby and reasonably satisfactory to the Administrative Agent and covering such matters as are customary for transactions of the type contemplated hereby and consistent with the opinions delivered in connection with the Prior Incremental Assumption Agreements (to the extent applicable).

(c)           The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i)           a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party;

(ii)           a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Effective Date and certifying that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Effective Date and at all times since the date of the resolutions described in clause (B) below,

(A)           that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of this Agreement and, in the case of the Borrower, the borrowing of Term F Loans, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Effective Date,

(B)           that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

Exhibit 10.6

(C)           as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of such Loan Party, and

(D)           as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

(iii)           certification of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate delivered pursuant to Section 4(c)(ii); and

(iv)           a certificate of a Responsible Officer of the Borrower as to satisfaction of the condition set forth in Section 4(g) hereof.

(d)           The Administrative Agent, the Term F Lead Arrangers and the Incremental Term Lender shall have received all fees due and payable thereto on or prior to the Effective Date and, to the extent invoiced at least three business days prior to the Effective Date, all other amounts due and payable (whether pursuant to the Loan Documents or that certain Amended and Restated Fee Letter, dated as of August 11, 2015 among the Borrower, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC and Goldman Sachs Bank USA, Barclays Bank PLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citi (as defined therein), Wells Fargo Bank, National Association, WF Investment Holdings, LLC and Wells Fargo Securities, LLC (the "Original Commitment Parties") (as amended by that certain Commitment Letter and Fee Letter Joinder, dated as of August 14, 2015 among the Original Commitment Parties and Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch and Deutsche Bank AG Cayman Islands Branch) on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP and local counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(e)           The Administrative Agent shall have received, for the account of each Incremental Term Lender, an upfront fee in an amount equal to 0.50% of the sum of the aggregate principal amount of the Term F Loans, which upfront fee may be structured as original issue discount at the option of the Term F Lead Arrangers.

(f)           The Administrative Agent shall have received a consent fee payable in Dollars for the account of each Lender that has returned an executed signature page to this Amendment to the Administrative Agent at or prior to 5:00 p.m., New York City time September 15, 2015 (the "Consent Deadline"; each such Lender, a "Consenting Lender") equal to 0.05% of the aggregate principal amount of the aggregate principal amount of the Term E Loans and/or Term D Loans held by such Consenting Lender (which for the avoidance of doubt does not include any Term F Loans held by such Consenting Lender as of the Consent Deadline).

(g)           (A) The Specified Merger Agreement Representations shall be true and correct, except to the extent that failure of such Specified Merger Agreement Representations to be true and correct would not give the Borrower (or a subsidiary) the right to terminate its (or its affiliates') obligations under the Avintiv Merger Agreement or choose not to consummate the Merger, or result in a failure to satisfy a condition to the Borrower's (or the Borrower's affiliates') obligations to consummate the Avintiv Merger pursuant to the Avintiv Merger Agreement, (B) the

Exhibit 10.6

Specified Representations shall be true and correct in all material respects; provided that any such Specified Representation that is qualified by materiality or a reference to "Material Adverse Effect" shall be true and correct in all respects, (C) the representations and warranties in Section 6 of this Agreement shall be true and correct in all material respects and (D) no Specified Event of Default shall have occurred and be continuing or would result therefrom.

(h)           The Avintiv Merger shall be consummated substantially concurrently with the making by the Incremental Term Lender of its Term F Loans to the Borrower on the Effective Date in accordance with the Avintiv Merger Agreement.

(i)           The Term F Lead Arrangers shall have received for each of the Borrower and Avintiv (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows for the three most recent fiscal years ended at least 90 days prior to the Effective Date and (b) U.S. GAAP unaudited consolidated and consolidated balance sheets and related statements of income, stockholders' equity and cash flows for each subsequent fiscal quarter ended at least 45 days before the Effective Date, which financial statements shall, in all material respects, meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to Form 10-K or Form 10-Q, as applicable, and a registration statement under such Act on Form S-3.

(j)           The Term F Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph (i) above, prepared after giving effect to the Avintiv Transactions as if the Avintiv Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement) and in compliance with Regulation S-X of the Securities Act of 1933.

(k)           The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in the form attached as Annex C hereto certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Avintiv Transactions and the other transactions contemplated hereby, are solvent.

(1)           The Term F Lead Arrangers shall have received, at least three business days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, to the extent requested in writing at least 10 days prior to the Effective Date.

(m)           Substantially concurrently with the making by the Incremental Term Lender of its Term F Loans to the Borrower on the Effective Date, the outstanding indebtedness of the Avintiv and its subsidiaries listed on Annex B attached hereto and incorporated herein by this reference shall have been repaid in full (or, in the case of indenture notes, provision for the redemption thereof in full and satisfaction and discharge or defeasance of the related indenture will be made) and all commitments, guarantees and security interests in respect of any such indebtedness of the Avintiv and its subsidiaries outstanding prior to the Avintiv Transactions shall have been terminated.

(n)           Since the date of the Avintiv Merger Agreement, there shall not have been an Avintiv Material Adverse Effect.

Exhibit 10.6

(o)           The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 of the Credit Agreement.

(p)           The Administrative Agent shall have received a "Life-of-Loan" flood hazard determination notice for each real property encumbered by a Mortgage, and if such real property is located in a special flood hazard area, (x) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party and (y) certificates of flood insurance evidencing any such insurance required by the Credit Agreement.

SECTION 5. Post Effective Date Security Documentation.

(a)           The Borrower shall and shall cause each Material Subsidiary to within 120 days after the Effective Date (or such longer period as the Administrative Agent may determine), execute, deliver and file, as applicable amendments (to the extent reasonably required by the Administrative Agent) to the Mortgages existing prior to the Effective Date (other than such Mortgages which are released in their entirety in connection with the effectiveness of the amendments set forth in this Agreement to Section 5.10(b) and 5.10(c) of the Credit Agreement pursuant to Section 4 of this Agreement) to give effect to the Term F Loans, together with (w) such title endorsements to the existing title insurance policies relating to the property subject to such Mortgages as are reasonably required by the Administrative Agent, which shall be in the same insured amount and otherwise consistent with those that have been issued previously in connection with such title insurance policies (it being understood that the Borrower shall not be required to deliver (I) any zoning opinion (except that if reasonably required by the title insurer, the Borrower shall provide customary zoning reports from a national zoning information service), or (II) any new, updated or revised survey (subject to any "no-change" survey affidavit below), (x) such owner's title affidavits as may be reasonably required by the title insurer (if any) in substantially the form previously accepted by the title insurer with respect to such Mortgages, including therein any so-called "no-change" survey affidavit, (y) any documents required in connection with the recording of such mortgage amendments and (z) with respect to each Mortgage amendment, an opinion of local counsel (to the extent delivered in connection with previous amendments of the Mortgages required to give effect to the Term E Loans, if any), in form and substance substantially consistent (or with such changes requested by such local counsel as the Administrative Agent shall agree, in its reasonable discretion) with those, if any, delivered in connection with previous amendments to the Mortgages.

(b)           Within 120 days (or such longer period as the Administrative Agent may determine) after the Effect Date, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each Real Property with a value of over $10 0 million acquired in connection with the Avintiv Merger duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing and (ii) such other documents including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property, (iii) a policy or policies or marked-up unconditional binder of title insurance or foreign equivalent thereof, as applicable, paid for by the Borrower, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage to be entered into on or after the Effective Date as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02 of the Credit Agreement and Liens arising by operation of law, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available), coinsurance and reinsurance as the Collateral Agent may reasonably request, and with respect to any such property located in a state in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Collateral Agent and (iv) at or prior to delivery of such Mortgages, "Life-of-Loan" flood hazard determination notice for each real property encumbered by a Mortgage, and if such real property is located in a special flood hazard area, (x) a notice about special flood hazard area status

Exhibit 10.6
and flood disaster assistance duly executed by the Borrower and the applicable Loan Party and (y) certificates of flood insurance evidencing any such insurance required by the Credit Agreement.

SECTION 6.                                Representations and Warranties. On the Effective Date, the Loan Parties repre-
sent and warrant to the Incremental Term Lender that: (a) the execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of this Agreement and the incurrence of the Term F Loans hereunder and under the Credit Agreement (as amended hereby) are permitted under, and do not conflict with or violate, the terms of the Credit Agreement, the Existing ABL Credit Agreement, the Intercreditor Agreement or the Senior Lender Intercreditor Agreement, (b) no default shall exist under the Credit Agreement, the Existing ABL Credit Agreement, and any indenture and supplemental indenture governing the senior notes issued by the Borrower and outstanding on the Effective Date, (c) no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with this Agreement or the incurrence by the Borrower of the Term F Loans, except for the actions contemplated by Section 5 above.

SECTION 7. Reference to and Effect on the Credit Agreement; Confirmation of Guarantors.

(a)           On and after the effectiveness of this Agreement, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by, and after giving effect to, this Agreement.

(b)           Each Loan Document, after giving effect to this Agreement, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, except that, on and after the effectiveness of this Agreement, each reference in each of the Loan Documents (including the Collateral Agreement and the other Security Documents) to the "Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by, and after giving effect to, this Agreement, and each reference to "Lender" therein shall, for the avoidance of doubt, include each Incremental Term Lender (as defined in the Credit Agreement), including the Incremental Term Lender. Without limiting the generality of the foregoing, the Security Documents (in the case of the Mortgages, after giving effect to any amendments thereto required to give effect to the Term F Loans) and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, as amended by, and after giving effect to, this Agreement (in the case of the Mortgages, subject to any limitations contained in the Mortgages on maximum indebtedness or maximum indebtedness permitted to be secured thereby), in each case subject to the terms thereof

(c)           Each Loan Party hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party, (ii) ratifies and reaffirms each grant of a lien on, or security interest in, its property made pursuant to the Loan Documents (including, without limitation, the grant of security made by such Loan Party pursuant to the Collateral Agreement) and confirms that (in the case of the Mortgages, if any after giving effect to any amendments required to give effect to the Term F Loans) such liens and security interests continue to secure the Obligations under the Loan Documents, including, without limitation, all Obligations resulting from or incurred pursuant to the Term F Loans (in the case of the Mortgages, subject to any limitations contained in the Mortgages on maximum indebtedness or maximum indebtedness permitted to be secured thereby), in each case subject to the terms thereof and (iii) in the case of each Guarantor, ratifies and reaffirms its guaranty of the Obligations pursuant to Article II of the Collateral Agreement.

Exhibit 10.6

(d)           The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, or constitute a waiver of any provision of any of the Loan Documents.
(e)           This Agreement is a Loan Document.

 SECTION 8. Incremental Term Lender.

(a)           The Incremental Term Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the fmancial statements referred to in Section 5.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) represents and warrants that its name set forth on its signature page hereto is its legal name; (iv) confirms that it is not the Borrower or any of its Subsidiaries or an Affiliate of any of them; (v) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vii) attaches any U.S. Internal Revenue Service forms required under Section 2.17 of the Credit Agreement.

(b)           On and after the Effective Date, the Incremental Term Lender shall be a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder. All notices and other communications provided for hereunder or under the Loan Documents to the Incremental Term Lender shall be to its address as set forth in the administrative questionnaire it has furnished to the Administrative Agent.

SECTION 9.     Costs, Expenses.

The Borrower agrees to pay all reasonable out-of-pocket costs and expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Agreement and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 9.05 of the Credit Agreement.

SECTION 10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 4. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be effective as delivery of a manually signed original.

SECTION 11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of page intentionally left blank]

Exhibit 10.6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BERRY PLASTICS CORPORATION

By: /s/Jason Greene
Name: Jason Greene
Title: Executive Vice President, General Counsel and Secretary

BERRY PLASTICS GROUP, INC.
By: /s/Jason K. Greene
Name: Jason K. Greene
Title: Executive Vice President, General Counsel and Secretary

[Signature Page for Incremental Assumption Agreement and Amendment]

Exhibit 10.6

BERRY PLASTICS ACQUISITION CORPORATION V
BERRY PLASTICS ACQUISITION CORPORATION IX
BERRY PLASTICS ACQUISITION CORPORATION XI
BERRY PLASTICS ACQUISITION CORPORATION XII
BERRY PLASTICS ACQUISITION CORPORATION XIII
BERRY PLASTICS FILMCO, INC.
BERRY PLASTICS OPCO, INC.
BERRY PLASTICS SP, INC.
BERRY PLASTICS TECHNICAL SERVICES, INC.
BERRY STERLING CORPORATION
BPREX CLOSURES KENTUCKY INC.
BPREX DELTA INC.
BPREX BRAZIL HOLDING INC.
BPREX HEALTHCARE BROOKVILLE INC.
BPREX HEALTHCARE PACKAGING INC.
BPREX PLASTIC PACKAGING INC.
BPREX PLASTICS SERVICES COMPANY INC.
BPREX PRODUCT DESIGN AND ENGINEERING INC.
BPREX SPECIALTY PRODUCTS PUERTO RICO INC.
CARDINAL PACKAGING, INC.
CPI HOLDING CORPORATION
PESCOR, INC.
PLIANT CORPORATION INTERNATIONAL
PRIME LABEL & SCREEN INCORPORATED
ROLLPAK CORPORATION
VENTURE PACKAGING, INC.
VENTURE PACKAGING MIDWEST, INC.
UNIPLAST U.S., INC.

By:/s/ Jason K. Greene
Name: Jason K. Greene
Title: Executive Vice President, General Counsel and Secretary

[Signature Page for incremental Assumption Agreement and Amendment]

Exhibit 10.6

AEROCON, LLC
BERRY PLASTICS ACQUISITION CORPORATION XV,LLC
BERRY PLASTICS ACQUISITION LLC X
BERRY PLASTICS DESIGN, LLC
BERRY PLASTICS IK, LLC
BPREX CLOSURES, LLC
BPREX CLOSURE SYSTEMS, LLC
CAPLAS, LLC
CAPLAS NEPTUNE, LLC
CAPTIVE PLASTICS, LLC
CAPTIVE PLASTICS HOLDINGS, LLC
COVALENCE SPECIALTY ADHESIVES LLC
COVALENCE SPECIALTY COATINGS LLC
KERR GROUP, LLC
KNIGHT PLASTICS, LLC
PACKERWARE, LLC
PLIANT, LLC
POLY-SEAL, LLC
SAFFRON ACQUISITION, LLC
SEAL FOR LIFE INDUSTRIES, LLC
SETCO, LLC
SUN COAST INDUSTRIES, LLC
UNIPLAST HOLDINGS, LLC

By:/s/ Jason K. Greene
Name: Jason K. Greene
Title: Executive Vice President, General Counsel and Secretary

[Signature Page for Incremental Assumption Agreement and Amendment]

Exhibit 10.6

GRAFCO INDUSTRIES LIMITED PARTNERSHIP

By: CAPLAS NEPTUNE, LLC
its General Partner

By: /s/ Jason K. Greene
Name: Jason K. Greene
Title: Executive Vice President, General Counsel and Secretary

[Signature Page for Incremental Assumption Agreement and Amendment]

Exhibit 10.6

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By: /s/ Robert Hetu
Name: Robert Hetu
Title: Authorized Signatory

By: /s/ Michael Moreno
Name: Michael Moreno
Title: Authorized Signatory

Exhibit 10.6

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Incremental Term Lender

By: /s/ Robert Hetu
Name: Robert Hetu
Title: Authorized Signatory

By: /s/ Michael Moreno
Name: Michael Moreno
Title: Authorized Signatory

Exhibit 10.6

Schedule 1

Incremental Term Lender                   Term F Loan Commitments

Credit Suisse AG, Cayman Islands Branch                                                                                     $2,100,000,000.00

Sch 1-1

Exhibit 10.6

Schedule 3(i)

Mortgaged Properties

As of Effective Date

Berry Plastics Corporation:

1.      9534 Foley Boulevard, Coon Rapids, Minnesota (Anoka County)**

2.      4613 Central Avenue, Monroe, Louisiana (Ouachita Parish) **

3.      1 Armin Road, Pryor, Oklahoma (Mayes County) **

4.      1800 North M Avenue, Sioux Falls, South Dakota (Minnehaha County) **

5.      202 S. John Stockbauer Drive, Victoria, Texas (Victoria County) **

6.      3414 Wesley Chapel-Stouts Road, Monroe, North Carolina (Union County) **

7.      800 East Horizon Drive, Henderson, Nevada (Clark County) **

Covalence Specialty Adhesives, LLC:

8.      2320 Bowling Green Road, Franklin, Kentucky (Simpson County) **

Berry Plastics Design, LLC:

9.      1401 Progress Road, Suffolk, Virginia (City of Suffolk)**

 Venture Packaging Midwest, Inc.:

10.          311 W. Monroe Street, Monroeville, Ohio (Huron County) **

Cardinal Packaging, Inc.:
11.          1275 Ethan Avenue, Streetsboro, Ohio (Portage County)**

Knight Plastics, LLC:

12.          1008 Courtaulds Drive, Woodstock, Illinois (McHenry County) **

Sun Coast Industries, LLC:

13.          7350 26th Ct. East, Sarasota, Florida (Manatee County)**

BPRex Healthcare Packaging, Inc.:

14.          1900 Commerce Parkway, Franklin, Indiana (Johnson County)**

Sch 3(i)-1

Exhibit 10.6

Annex A

Subject to the provisions of Section 2.10 of the Credit Agreement, the Borrower shall repay Term F Loans on each date set forth below in the aggregate principal amount set forth opposite such date (each such date being referred to as a "Term F Loan Installment Date")

Date	Amount of Term F Loans to Be Repaid
December 31, 2015	$5,250,000
March 31, 2016	$5,250,000
June 30, 2016	$5,250,000
September 30, 2016	$5,250,000
December 31, 2016	$5,250,000
March 31, 2017	$5,250,000
June 30, 2017	$5,250,000
September 30, 2017	$5,250,000
December 31, 2017	$5,250,000
March 31, 2018	$5,250,000
June 30, 2018	$5,250,000
September 30, 2018	$5,250,000
December 31, 2018	$5,250,000
March 31, 2019	$5,250,000
June 30, 2019	$5,250,000
September 30, 2019	$5,250,000
December 31, 2019	$5,250,000
March 31, 2020	$5,250,000
June 30, 2020	$5,250,000
September 30, 2020	$5,250,000
December 31, 2020	$5,250,000
March 31, 2021	$5,250,000
June 30, 2021	$5,250,000
September 30, 2021	$5,250,000
December 31, 2021	$5,250,000
March 31, 2022	$5,250,000
June 30, 2022	$5,250,000
Incremental Term Facility Maturity
Date with respect to the Term F	$1,958,250,000
Loans	or remainder

Annex A-1

Exhibit 10.6

Annex B

List of Avintiv Indebtedness to be Repaid or Discharged on Effective Date

1.          $50 million senior secured revolving credit facility made pursuant to that certain Credit Agreement dated as of January 28, 2011, by and among Scorpio Acquisition Corporation, Avintiv, other affiliates of Avintiv (if any) as additional borrowers party thereto (if any), Citibank, N.A., as administrative agent and collateral agent, and the lenders party thereto, as amended.

2.          Term loans made pursuant to that certain Senior Secured Credit Agreement dated as of December 19, 2013, by and among Scorpio Acquisition Corporation, Avintiv, Citicorp North America, Inc., as administrative agent, and the lenders party thereto, as amended.

3.          $560 million 7.75% Senior Secured Notes due 2019.

4.          $210 million 6.875% Senior Notes due 2019.

Annex B

Exhibit 10.6

Annex C

SOLVENCY CERTIFICATE

[      ], 201[  ]

Reference is made to the Second Amended and Restated Term Loan Credit Agreement dated as of April 3, 2007 by and among Holdings, the Borrower, the Lenders and other parties thereto and Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as administrative agent (as modified by that certain Incremental Assumption Agreement, dated as of February 8, 2013, that certain Incremental Assumption Agreement, dated as of January 6, 2014 and the Incremental Assumption Agreement and Amendment dated as of the date hereof, the "Credit Agreement"); unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, the undersigned, solely in my capacity as the Chief Financial Officer of the Borrower, and not in my individual capacity, do hereby certify that, on the Closing Date after giving effect to the Avintiv Transactions:

(a)           the fair value of the property of the Borrower and its Subsidiaries (taken as a whole) is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries (taken as a whole) (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

(b)           the present fair salable value of the assets of the Borrower and its Subsidiaries (taken as a whole) is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries (taken as a whole) on their debts as they become absolute and matured;

(c)           the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they become absolute and matured; and

(d)           the Borrower and its Subsidiaries are not engaged in any business, as conducted on the Closing Date and as proposed to be conducted following the Closing Date, for which the property of the Borrower and its Subsidiaries (taken as a whole) would constitute an unreasonably small capital.

IN WITNESS WHEREOF, I have delivered this certificate as of the date first written above.

BERRY PLASTICS CORPORATION

By ______________________
  Name:
  Title:  Chief Financial Officer

Annex C